UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☑   Definitive Additional Materials.
☐   Soliciting Material Pursuant to § 240.14a-12.
PHOENIX TECHNOLOGIES LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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As previously disclosed, on October 28, 2010, Phoenix Technologies Ltd. (“Phoenix”) received an unsolicited non-binding proposal from a third party, affiliates of Gores Capital Partners III, L.P. (“Gores”), to acquire all of the securities of Phoenix following the execution of the Agreement and Plan of Merger (the “Marlin Merger Agreement”), dated August 17, 2010, between Phoenix and affiliates of Marlin Capital Partners (“Marlin”), and the Amendment to the Agreement and Plan of Merger, dated October 21, 2010, between Phoenix and Marlin. The non-binding proposal from Gores was subject to satisfactory completion of confirmatory due diligence and the finalization of definitive agreements.
On October 31, 2010, Gores submitted a definitive offer and revised proposal to Phoenix, in the form of an Agreement and Plan of Merger (the “Gores Merger Agreement”) and other related agreements executed by Gores, to acquire all of the outstanding securities of Phoenix for cash consideration of $4.20 per share. Under the Marlin Merger Agreement, as amended, the merger consideration is $4.05 per share. The proposed acquisition by Gores will be structured as a tender offer to stockholders of Phoenix. Except for the merger consideration and the tender offer structure of the transaction, the terms of the Gores Merger Agreement are substantially identical to the Marlin Merger Agreement, as amended.
Promptly following the submission of Gores’ revised proposal, on November 1, 2010, the board of directors of Phoenix (the “Board”) held a meeting and determined, in accordance with the terms of the Marlin Merger Agreement, as amended, and after consulting with its financial and legal advisors, that the revised proposal received from Gores constitutes a Superior Proposal (as such term is defined in the Marlin Merger Agreement, as amended).
Thereafter, on November 1, 2010 and pursuant to the terms of the Marlin Merger Agreement, as amended, the Board gave written notice to Marlin of its determination that the revised proposal from Gores constitutes a Superior Proposal, and the notice included copies of the Gores Merger Agreement and related agreements. Under the terms of the Marlin Merger Agreement, as amended, if Marlin does not within three business days following the receipt of such notice make a binding written proposal (the “Matching Proposal”) that would cause the revised proposal received from Gores to no longer constitute a Superior Proposal, Phoenix will be entitled to terminate the Marlin Merger Agreement, as amended, and enter into the Gores Merger Agreement. Pursuant to the terms of the Marlin Merger Agreement, as amended, Phoenix intends to negotiate in good faith with Marlin with respect to a Matching Proposal. In the event of a termination of the Marlin Merger Agreement, as amended, by Phoenix, Marlin will be entitled to a termination fee of $4.15 million from Phoenix.
In light of the developments disclosed above, Phoenix currently expects that it will hold but immediately adjourn its special meeting of stockholders on November 5, 2010 to a later date to be announced at the meeting.
Important Additional Information About the Merger and Where You Can Find It.
In connection with the proposed transaction and the special meeting of Phoenix stockholders to approve the transaction, Phoenix filed a definitive proxy statement with the Securities and Exchange Commission on September 22, 2010 and a supplement to the definitive proxy statement on October 26, 2010 (as supplemented, the “Proxy Statement”). INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER FILED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the Proxy Statement and other documents filed by Phoenix at the Securities and Exchange Commission’s website at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained for free from Phoenix by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Phoenix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Certain information regarding the interests of such directors and executive officers is included in the Phoenix Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 30, 2009, and information concerning all of the Phoenix participants in the solicitation are included in the Proxy Statement. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Forward-Looking Statements
This document contains certain forward-looking statements about Phoenix that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the outcome of the Superior Proposal submitted by Gores or any Matching Proposal submitted by Marlin; the occurrence of any event, change or other circumstances that could give rise to the termination of the Marlin Merger Agreement, as amended, and the execution of the Gores Merger Agreement; the outcome of any legal proceedings that have or may be instituted against the Company; the risk that the proposed transaction disrupts current plans and operations; and other risks that are set forth in the “Risk Factors” and other sections of Phoenix’s filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the merger are beyond Phoenix’s ability to control or predict. Phoenix undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Phoenix Receives Definitive Offer from the Gores Group
to Acquire the Company for $4.20 per Share in Cash
MILPITAS, Calif., Nov. 1, 2010 — Phoenix Technologies Ltd. (Nasdaq: PTEC), the global leader in core systems software (CSS), today announced it has received a definitive offer from the Gores Group, in the form of an Agreement and Plan of Merger and other related agreements executed by Gores, to acquire all outstanding shares of Phoenix common stock for $4.20 per share in cash, or approximately $152 million in total consideration.
In accordance with the terms of the merger agreement between Phoenix and affiliates of Marlin Equity Partners dated August 17, 2010, and subsequently amended on October 21, 2010, the board of directors of Phoenix has determined that the definitive offer and revised proposal received from Gores constitutes a Superior Proposal, and written notification of the board’s determination has been provided to Marlin.
Under the terms of the Marlin merger agreement, if Marlin does not within three business days following the receipt of the notice make a binding written proposal (a “Matching Proposal”) that would cause the revised proposal received from Gores to no longer constitute a Superior Proposal, Phoenix will be entitled to terminate the Marlin merger agreement, as amended, and enter into the Gores merger agreement. Pursuant to the terms of the Marlin merger agreement, Phoenix intends to negotiate in good faith with Marlin with respect to a Matching Proposal. In the event of a termination of the Marlin merger agreement by Phoenix, Marlin will be entitled to a termination fee of $4.15 million from Phoenix.
In light of the developments disclosed above, Phoenix currently expects that it will hold but immediately adjourn its special meeting of stockholders on November 5, 2010 to a later date to be announced at the meeting.
About Phoenix Technologies Ltd.
Phoenix Technologies Ltd. (Nasdaq: PTEC), the leader in core systems software products, services and embedded technologies, pioneers open standards and delivers innovative solutions that enable the PC industry’s top system builders and specifiers to differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products — Phoenix SecureCore Tiano™ and Embedded BIOS® — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has over 200 technology patents issued and pending, and has shipped firmware in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com.

Phoenix, Phoenix Technologies, Phoenix SecureCore Tiano, Embedded BIOS and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other marks are the marks of their respective owners.
Forward- Looking Statements
This press release contains certain forward-looking statements about Phoenix that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the outcome of the Superior Proposal submitted by Gores or any matching proposal submitted by Marlin; the occurrence of any event, change or other circumstances that could give rise to the termination of the Marlin merger agreement, as amended, and the execution of the Gores merger agreement; the outcome of any legal proceedings that have or may be instituted against the Company; the risk that the proposed transaction disrupts current plans and operations; and other risks that are set forth in the “Risk Factors” and other sections of Phoenix’s filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the merger are beyond Phoenix’s ability to control or predict. Phoenix undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
In connection with the proposed transaction with Marlin and the special meeting of Phoenix stockholders to approve the transaction, Phoenix filed a definitive proxy statement with the Securities and Exchange Commission on September 22, 2010 and a supplement to the definitive proxy statement on October 26, 2010 (as supplemented, the “Proxy Statement”). INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER FILED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the Proxy Statement and other documents filed by Phoenix at the Securities and Exchange Commission’s website at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained for free from Phoenix by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Phoenix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Certain information regarding the interests of such directors and executive officers is included in the Phoenix Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 30, 2009, and information concerning all of the Phoenix participants in the solicitation are included in the Proxy Statement. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.

Contacts:
Phoenix Technologies Ltd.
Robert Andersen
Chief Financial Officer
Tel: 408-570-1000